UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2011

Philip Morris International Inc.

(Exact name of registrant as specified in its charter)

Virginia	1-33708	13-3435103
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Park Avenue, New York, New York	10017-5592
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 663-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Restricted and Deferred Stock. On February 10, 2011, the Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors of Philip Morris International Inc. (the “Company”) approved the grant of shares of restricted and deferred stock under the Philip Morris International Inc. 2008 Performance Incentive Plan, as amended and restated effective February 11, 2010 (the “2008 Performance Incentive Plan”), to the following named executive officers in the amounts indicated below:

Name	Shares of Restricted / Deferred Stock
André Calantzopoulos	90,850

Louis C. Camilleri	153,540

Hermann G. Waldemer	73,380

All awards of restricted and deferred stock vest on February 19, 2014. Forms of the restricted and deferred stock agreements are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Annual Incentive Awards. On February 10, 2011, the Committee approved annual incentive awards for 2010, payable in cash, to the following named executive officers, in the amounts indicated below:

Name	Annual Incentive Award

André Calantzopoulos	CHF	3,100,000	$3,216,839	(1)

Louis C. Camilleri	$	7,875,000

Jean-Claude Kunz	CHF	843,648	$875,445	(1)

Hermann G. Waldemer	CHF	2,400,000	$2,490,456	(1)

Charles R. Wall	$	1,009,800

(1)	Annual incentive awards earned in Swiss Francs are converted to U.S. dollars using the average conversion rate on February 10, 2011 of CHF1.00 = $1.03769.

As previously reported, Messrs. Jean-Claude Kunz and Charles R. Wall retired in 2010. Therefore, they were not eligible for restricted or deferred stock awards and received an annual incentive award that was pro-rated to their respective employment periods in 2010.

Future Programs

On February 10, 2011, the Committee approved the formulae for determining the maximum award amounts for equity awards issued in 2012 with respect to 2011 and for 2011 incentive compensation awards. The formulae reflect the Company’s intention to preserve, to the extent possible, the tax deductibility of equity awards and cash incentive compensation made to covered officers under Section 162(m) (1) – (4) of the Internal Revenue Code.

Under the formula for equity awards, the maximum equity award grant value amounts for the 2012 equity awards are determined based on a performance incentive pool equal to 0.75% of the adjusted net earnings of the Company. Adjusted net earnings of the Company is defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Committee. In addition, individual awards are limited to the maximum provided in the 2008 Performance Incentive Plan of one million shares.

Under the formula for incentive compensation awards, the maximum award amounts are determined based on a performance incentive pool equal to 0.6% of the 2011 adjusted net earnings as defined above. In addition, individual award amounts are limited to the shareholder-approved maximum set forth in the 2008 Performance Incentive Plan of $12.0 million.

At the conclusion of 2011, the performance pools for the 2012 restricted and deferred stock awards and the incentive compensation awards will be calculated and divided among the covered officers. The Chairman and Chief Executive Officer’s maximum award from each performance pool is limited to one-third of the pool, and the remaining covered officers each will be eligible for a maximum award equal to one-sixth of the pool, in each case, subject to the individual maximum awards defined in the 2008 Performance Incentive Plan.

The Company will provide additional information regarding the compensation of its named executive officers in its proxy statement for the 2011 Annual Meeting of Shareholders, which will be issued in April 2011.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Restricted Stock Agreement

10.2	Form of Deferred Stock Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILIP MORRIS INTERNATIONAL INC.

By:	/s/ JERRY WHITSON
Name:	Jerry Whitson
Title:	Deputy General Counsel and Corporate Secretary

DATE: February 11, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Restricted Stock Agreement

10.2	Form of Deferred Stock Agreement